UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities and Exchange Act of 1934
Date of Report (Dated of earliest event reported): December 13, 2024

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 000-29480

Washington			91-1857900
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

201 Fifth Avenue SW,	Olympia	WA	98501
(Address of principal executive offices)			(Zip Code)
(360) 943-1500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, no par value	HFWA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    Director Retirement

On December 13, 2024, Deborah J. Gavin, a member of the Board of Directors (the “Board”) of Heritage Financial Corporation (“Heritage”) and the Board of Directors of Heritage’s wholly-owned banking subsidiary, Heritage Bank (the “Bank”), informed Heritage in writing that she would not stand for re-election as a member of the Board at Heritage’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”). Ms. Gavin’s decision to not stand for re-election to the Board was not a result of any disagreement with Heritage pertaining to Heritage’s operations, policies, or practices. Accordingly, her term as a director will expire at the Annual Meeting. Ms. Gavin also informed Heritage of her decision not to stand for re-election to the Bank’s board of directors, effective as of the Annual Meeting.

(d)    Appointment of New Director

On December 18, 2024, the Board, upon the recommendation of the Governance and Nominating Committee of the Board, approved the appointment of Karen Saunders, age 60, to the Board, effective January 1, 2025. In addition, Ms. Saunders was appointed to the Board of Directors of the Bank, effective January 1, 2025. Ms. Saunders will serve on the Audit and Finance and Risk and Technology Committees of the Board. The Board has determined that Ms. Saunders is an independent director under the applicable listing standards of the Nasdaq Stock Market.

For further information concerning Ms. Saunders’ background, reference is made to the press release dated December 19, 2024, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Ms. Saunders and any director or other executive officer of Heritage or its subsidiaries and Ms. Saunders was not appointed as a director pursuant to any arrangement or understanding with any person. Ms. Saunders has not engaged in any transactions with Heritage or its subsidiaries that would be reportable as related party transactions under the rules of the Securities and Exchange Commission (the “SEC”).

Ms. Saunders will participate in Heritage’s standard non-employee director compensation arrangements, as described under “Director Compensation” in Heritage’s definitive proxy statement filed with the SEC on March 22, 2024, which description is incorporated herein by reference, as such arrangements may be amended from time to time.

(e)    Participation Agreement for Mr. Ray

On December 18, 2024, Heritage entered into a participation agreement with Matthew T. Ray (the “Participation Agreement”) under the Heritage Financial Corporation Deferred Compensation Plan, as amended from time to time (the “Plan”). The Participation Agreement has an effective date of January 1, 2025 (the “Award Date”) and provides that Heritage may make contributions under the Plan to Mr. Ray’s company contribution account for the 2025 plan year. Any contribution to Mr. Ray’s company contribution account is contingent upon achievement of the performance metrics set forth in the Participation Agreement. On the first anniversary of the Award Date, Mr. Ray’s company contribution account will be 10% vested; an additional 10% will become vested on each of anniversary of the Award Date thereafter, so that as of the tenth anniversary of the Award Date Mr. Ray’s company contribution account will be fully vested. Distribution of the vested portion of Mr. Ray’s account is scheduled to commence upon the fifth day of the month following the later to occur of his attainment of age 65 or his separation from service other than due to disability or death and will be completed in 24 monthly installments. Mr. Ray’s account would be paid earlier in a lump sum upon a separation from service following a change in control or in the event of Mr. Ray’s death or disability.

The foregoing description of the Participation Agreement is qualified in its entirety by reference to the Participation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the full terms of the Plan, which was filed as Exhibit 10.4 to Heritage’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2012.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Ray Deferred Compensation Plan Participation Agreement

Exhibit 99.1	Press Release of Heritage Financial Corporation dated December 19, 2024

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date:
December 19, 2024	/S/ Jeffrey J. Deuel
Jeffrey J. Deuel
Chief Executive Officer